Exhibit 16.1

October 29, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the item 16.F – “Change in Registrant’s Certifying Accountant” of the annual report on Form 20-F for the year ended June 30, 2021 of BrasilAgro Companhia Brasileira de Propriedades Agrícolas, and are in agreement with the statements contained therein in relation to Ernst & Young Auditores Independentes S.S. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST & YOUNG
Auditores Independentes S.S.